Exhibit 99.1

BEACON APPOINTS MELANIE M. HART
TO ITS BOARD OF DIRECTORS

HERNDON, Va.—(BUSINESS WIRE)—September 20, 2022—Beacon (Nasdaq: BECN) (the “Company”) announced today that Melanie M. Hart has been appointed to its Board of Directors.
Ms. Hart is a financial executive with over 25 years of experience. She currently serves as Vice President, Chief Financial Officer and Treasurer of Pool Corporation (Nasdaq: POOL) (“PoolCorp”). Throughout her 16-year tenure at PoolCorp, Ms. Hart has held roles of increasing responsibility, including Chief Accounting Officer and Corporate Controller. Previously, Ms. Hart spent twelve years serving as a Senior Manager in the Assurance and Advisory Business Services Group at Ernst & Young.
Ms. Hart earned a Bachelor of Science degree in Accounting from the University of New Orleans and graduated from the General Management Program at the Wharton School of Business. She is also a certified public accountant.
“We are very pleased to welcome Melanie and look forward to the wealth of distribution industry experience she brings to our Board of Directors,” said Phil Knisely, Beacon’s Chairman of the Board. “Her financial and operational expertise will be a valued asset as we execute our Ambition 2025 plan. Melanie’s background in both organic and acquisitive growth will benefit us as we drive value for stakeholders.”
Ms. Hart added: “I’m excited about joining Beacon’s Board of Directors. The Company is an essential business providing the residential and commercial building products that safely envelope us every day, at home and in our communities. I look forward to helping Beacon achieve its growth and operational excellence goals which position it to lead the industry.”
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 80,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT™, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their business with us online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets & Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048